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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                             OPTIMUMCARE CORPORATION
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             (Exact name of registrant as specified in its charter)


             Delaware                                   33-0218003
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    (State of incorporation                         (I.R.S. Employer
       or organization)                          Identification Number)


   30011 Ivy Glenn Drive, Suite 219
          Laguna Niguel, CA                               92677
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(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                (Zip Code)


SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

     Title of each class                      Name of each exchange on which
     to be so registered                      each class is to be registered
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            N/A                                            N/A

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [x]

Securities act registration statement file number to which this form relates:

  N/A  (if applicable)
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Securities to be registered pursuant to Section 12(g) of the Act:


                          Common Stock, $.001 par value
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                                (TITLE OF CLASS)


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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

        The Company is authorized to issue 20,000,000 shares of Common Stock, $.001 par value, of which, as of September 30, 1997, approximately 6,895,411 shares were issued and outstanding and held of record by 205 persons. The Company believes that there are approximately 900 beneficial owners of its Common Stock. This includes shares issued by the Company on October 18, 1996, as dividend of two-tenths (.2) share for each share of the Company's Common Stock held by stockholders of record on October 1, 1996.

        Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally. The approval of proposals submitted to stockholders at a meeting other than for the election of directors requires the favorable vote of a majority of the shares voting, except in the case of certain fundamental matters (such as certain amendments to the Certificate of Incorporation, and certain mergers and reorganizations), in which cases Delaware law and the Company's Bylaws require the favorable vote of at least a majority of all outstanding shares. Stockholders are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, and in the event of liquidation, dissolution or winding up of the Company to share ratably in all assets remaining after payment of liabilities. The holders of shares of Common Stock have no preemptive, conversion or subscription rights. All Shares of Common Stock sold in this offering will be, when issued, fully paid and nonassessable.


ITEM 2. EXHIBITS.

EXHIBIT NO.                                EXHIBIT
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    3.2           Bylaws incorporated by reference from Form S-18 Registration
                  Statement (Registration No. 33-16313-LA) filed July 28, 1988,
                  Exhibit 3.2.

    3.4 Restated Certificate of Incorporation filed October 3, 1989, incorporated by reference from Annual Report on Form 10-K for the year ended December 31, 1989, Exhibit 3.4.


                                    SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                             OPTIMUMCARE CORPORATION



Date: November 11, 1997                      By: /s/ EDWARD A. JOHNSON
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                                                     Edward A. Johnson
                                                     President



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